Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Williams Controls, Inc.
at
$15.42 Net Per Share
by
Columbia Acquisition Sub, Inc.
a wholly owned subsidiary of
Curtiss-Wright Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON THURSDAY, DECEMBER 13, 2012, UNLESS THE OFFER IS EXTENDED.

November 15, 2012

To Our Clients:

          Enclosed for your information is an Offer to Purchase, dated November 15, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Columbia Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Curtiss-Wright Corporation, a Delaware corporation (“Curtiss-Wright”), to purchase all issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Williams Controls, Inc., a Delaware corporation (“Williams Controls”), at a price of $15.42 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

          The Williams Controls board of directors has duly and unanimously (a) authorized and approved the execution, delivery and performance of the Merger Agreement, (b) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated in the Merger Agreement, (c) declared that the Merger Agreement, the Merger and the Offer, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of the stockholders of Williams Controls, (d) recommended that the stockholders of Williams Controls accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger.

          We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

          We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

          Your attention is directed to the following:

1. The Offer Price is $15.42 per Share, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2. The Offer is being made for all issued and outstanding Shares.

3. The Offer is conditioned upon (i) there having been validly tendered in the Offer and not properly withdrawn that number of that when added to the number of shares owned by Curtiss-Wright and Purchaser (if any), represent a majority of the total number of outstanding Shares on a fully diluted basis (which assumes conversion or exercise of all derivative securities of the Company, regardless of the conversion or exercise price or other terms and conditions thereof) as of the expiration of the Offer, (ii) the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended in the United States and the receipt of all other clearances, consents, approvals, orders or authorizations applicable to the purchase of Shares pursuant to the Offer under any other antitrust or competition laws and (iii) other customary conditions as described in Section 13— “Conditions of the Offer.” There is no financing condition to the Offer.

4. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 31, 2012, among Purchaser, Curtiss-Wright Controls, Inc., a Delaware corporation and wholly owned subsidiary of Curtiss-Wright and the parent corporation of Purchaser (“Curtiss-Wright Controls”), and Williams Controls (the “Merger Agreement”), under which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Williams Controls and Williams Controls will be the surviving corporation and a wholly owned subsidiary of Curtiss-Wright Controls (the “Merger”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding Share (other than Shares held in the treasury of Williams Controls or owned by Purchaser, Curtiss-Wright or any wholly owned subsidiary of Curtiss-Wright or Williams Controls or held by stockholders who properly exercised appraisal rights under Delaware law) will, by virtue of the Merger, and without any action by the holder thereof, be canceled and converted into the right to receive from Purchaser an amount in cash equal to the Offer Price, without interest and less any required withholding taxes, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share.

5. The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on Thursday, December 13, 2012 (the “Expiration Date”), unless the Offer is extended.

6. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

          If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below.

          In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by Wells Fargo Bank, N.A.(the “Depositary”) of (a) certificates representing such Shares, an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares (as defined in the Offer to Purchase) or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or book-entry confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

          Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Williams Controls, Inc.
at
$15.42 Net Per Share
by
Columbia Acquisition Sub, Inc.
a wholly owned subsidiary of
Curtiss-Wright Corporation

          The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 15, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by Columbia Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Curtiss-Wright Corporation, a Delaware corporation (“Curtiss-Wright”), to purchase for cash all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Williams Controls, Inc., a Delaware corporation (“Williams Controls”), at a price of $15.42 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

          This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

          The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) in its sole and absolute discretion, and such determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction.

Dated: _______________, 2012

Number of Shares to Be Tendered: _______________Shares*

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Account Number:	Signature(s):

Dated:	, 2012

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*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.